Exhibit 23.4

Moose Mountain Technical Services

March 24, 2021

To:	Seabridge Gold Inc.
United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the “Company”)
Consent of Expert

Ladies and Gentlemen:

Reference is made to the following reports:

●	Courageous Lake Prefeasibility Study dated September 5, 2012 and amended November 11, 2014

●	KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update, NI 43-101 Technical Report dated November 9, 2020 but with an effective date of April 30, 2020 (collectively, the “Reports”)

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, James H. Gray, P.Eng., on behalf of myself and Moose Mountain Technical Services, hereby:

1.	consent to the public filing of the Reports and the use of any extracts from or a summary of the Reports in the 40-F;

2.	consent to the use of my name and Moose Mountain Technical Services’s name and references to the Reports, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Reports in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Reports for which I am responsible; and

4.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the services performed by me in connection with the Reports.

Yours truly,

/s/ James H. Gray, P.Eng
James H. Gray, P.Eng